Exhibit 10.1

Execution Version

SETTLEMENT AGREEMENT

This Settlement Agreement (this “Agreement”) is made as of May 27, 2022 (the “Execution Date”), by and among (a) SN Catarina, LLC (“SN Catarina”), (b) Catarina Midstream, LLC (“Catarina Midstream”), (c) Mesquite Energy, Inc. (formerly known as Sanchez Energy Corporation) (“Mesquite”), (d) Evolve Transition Infrastructure LP (formerly known as Sanchez Midstream Partners, LP) (“Evolve”), (e) Evolve Transition Infrastructure GP LLC (“Evolve GP”), (f) SP Holdings, LLC (“SP Holdings”), and (g) SN Operating, LLC (“SN Operating”).  Each of SN Catarina, Catarina Midstream, Mesquite, Evolve, Evolve GP, SP Holdings, and SN Operating may be referred to in this Agreement individually as a “Party” and collectively as the “Parties.” Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in section 1.1 of this Agreement.

RECITALS

WHEREAS, SN Catarina has rights to explore and produce oil and gas on certain Eagle Ford Shale properties in Dimmit and Webb Counties, Texas and are referred to as the “Catarina” properties;

WHEREAS, Catarina Midstream and SN Catarina are each a party to the Catarina Gathering Agreement pursuant to which Catarina Midstream provides certain wellhead gathering, transportation, processing, and other services to SN Catarina with respect to the Catarina oil and gas assets;

WHEREAS, Catarina Midstream commenced the Arbitration for damages and declaratory relief concerning the rights of each party to the Catarina Gathering Agreement and SN Catarina asserted counterclaims on September 20, 2021, seeking damages and its own declaration of rights;

WHEREAS, on October 15, 2021, Mesquite and SN Catarina commenced the Adversary Proceeding seeking certain relief relating to the transaction pursuant to which SN Catarina transferred Catarina Midstream to Evolve and certain payments made by SN Catarina to Catarina Midstream thereafter;

WHEREAS, certain disputes exist between and among the Parties relating to, inter alia, the proper interpretation of the Catarina Gathering Agreement and the rates charged by Catarina Midstream prior to April 1, 2022; and

WHEREAS, the Parties have agreed to a global resolution among them in order to resolve the various claims, defenses, causes of action, and other disputes among them on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants, releases, and other agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, on the terms and subject to the conditions of this Agreement, the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS AND RULES OF INTERPRETATION
1.1Definitions.  Except as otherwise expressly set forth herein, the following terms have the following meanings:

“9019 Motion” has the meaning set forth in Section 2.2.1(a).

“Adversary Proceeding” means the adversary proceeding commenced in the Bankruptcy Cases by Mesquite and SN Catarina against Evolve and Catarina Midstream, Adversary Proceeding No. 21-03931 (MI).

“Approval Order” means a final, non-appealable order of the Bankruptcy Court, entered pursuant to Rule 9019 of the Federal Rules of Bankruptcy Procedure, approving this Agreement, including the Releases set forth in Exhibit A hereto.

“Arbitration” means the arbitration initiated by Catarina Midstream against SN Catarina on August 30, 2021, pursuant to the International Institute For Conflict Prevention & Resolution Non-Administered Arbitration Rules and relating to the Catarina Gathering Agreement, including all claims and counterclaims asserted therein.

“Bankruptcy Cases” means the chapter 11 cases of the Debtors pending before the Bankruptcy Court, styled In re Sanchez Energy Corporation, et al., Case No. 19-34508 (MI) (Bankr. S.D. Tex.) (Jointly Administered).

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure.

“Catarina Gathering Agreement” means that certain Firm Gathering and Processing Agreement, dated as of October 14, 2015, by and between SN Catarina, as Producer, and Catarina Midstream, as Gatherer, as amended by that certain Amendment No. 1 to Firm Gathering and Processing Agreement, executed on June 30, 2017 but effective as of April 1, 2017, and as amended and restated as of the Execution Date.

“Catarina Midstream” means Catarina Midstream, LLC, a wholly-owned direct subsidiary of Evolve.

“Causes of Action” has the meaning set forth in the Plan.

“Creditor Representative” means the Lien-Related Litigation Creditor Representative as defined in the Plan.

“Effective Date” has the meaning set forth in Section 4.1.

“Evolve” means Evolve Transition Infrastructure LP (formerly known as Sanchez Midstream Partners, LP).

“Mesquite” means Mesquite Energy, Inc. (formerly known as Sanchez Energy Corporation).

“Plan” means the Second Amended Joint Chapter 11 Plan of Reorganization of Sanchez Energy Corporation and its Debtor Affiliates, dated as of April 30, 2020 [DKT. #1205], as amended or modified from time to time.

“Releases” means the releases to be given by each Party pursuant to this Agreement and in the form attached hereto as Exhibit A.

“SN Catarina” means SN Catarina, LLC.

“SN Operating” means SN Operating, LLC.

“Termination Option” means the termination option set forth in Section 5.1.2.

1.2Rules of Interpretation. All references in this Agreement to articles, sections, subsections, Exhibits (as defined below), and other subdivisions refer to corresponding articles, sections, subsections, Exhibits, and other subdivisions of this Agreement unless expressly provided otherwise.  Titles appearing at the beginning of any articles, sections, subsections, Exhibits, and subdivisions are for convenience only and will not constitute part of such articles, sections, subsections, Exhibits, and subdivisions and will be disregarded in construing the language contained in such articles, sections, subsections, Exhibits, and subdivisions. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.  Words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires.  References to a written agreement refer to such agreement as it may be amended, modified, or supplemented from time to time.  Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender.  This Agreement will inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.  Examples will not be construed to limit, expressly or by implication, the matter they illustrate.  The word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions.  Where a date or time period is specified, it will be deemed inclusive of the last day in such period or the date specified, as the case may be.  No consideration will be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement.  The Recitals are incorporated into and form part of this Agreement and shall be deemed true and correct representations of the Parties’ respective positions with respect to the statements therein.
1.3Exhibits. The following exhibits (collectively “Exhibits,” and each an “Exhibit”) are attached to, form part of, and are incorporated herein by reference as though contained in the body of this Agreement:

Exhibit A Form of Releases

Exhibit BForm of Terra Assignment

Whenever any term or condition, whether express or implied, of any Exhibit conflicts with or is at variance with any term or condition of the body of this Agreement, the terms and conditions of the body of this Agreement will prevail to the extent of such conflict or variance.

ARTICLE 2
Agreements OF THE Parties
2.1Execution Date Agreements.
2.1.1Stay of Disputes.  Immediately following the execution of this Agreement, the Parties agree to promptly and diligently seek a stay of all deadlines and proceedings in both the Arbitration and the Adversary Proceeding pending the effectiveness of the Releases and further agree not to initiate any new proceedings relating to the matters subject to the Releases.  If this Agreement is terminated pursuant to Article 5, any Party to the Arbitration or the Adversary Proceeding may seek to lift the stay of such dispute, which shall not be objected to by any other Party.
2.1.2Tolling.  The Parties agree that the Tolling Period (as defined below) shall not be included in computing any statute of limitations or statute of repose for any claim or cause of action subject to the Releases (the “Tolled Claims”), nor will the Tolling Period be considered in support of a laches defense or any other time-based doctrine or defense, rule, or statute otherwise limiting any Party’s right to preserve and prosecute any Tolled Claim.  The Parties agree that they will not interpose in any lawsuit or action involving the Tolled Claims any defense that the statute of limitations or statute of repose expired during the Tolling Period or based on the passage of time during the Tolling Period.  Nothing in this Agreement shall have the effect of reviving any claims or causes of action that are otherwise barred by any statute of limitations or statute of repose prior to the Execution Date.  The “Tolling Period” shall mean the period of time from the Execution Date through the earlier of (a) all Releases required under this Agreement becoming effective, or (b) thirty (30) days after the date this Agreement is terminated pursuant to Section 5.1 of this Agreement.
2.2Post-Execution Agreements.
2.2.1Affirmative Covenants.
(a)Concurrently with the execution of this Agreement, Mesquite, SN Catarina, and SN Operating shall file with the Bankruptcy Court a motion pursuant to Rule 9019 of the Bankruptcy Rules seeking the Approval Order (the “9019 Motion”) on an expedited basis and seeking a return date of no more than fourteen (14) days.  Mesquite, SN Catarina, and SN Operating hereby covenant and agree to diligently and in good faith (a) pursue the Approval Order on an emergency basis, seeking a return date of no more than fourteen (14) days; and (b) consult with the Creditor Representative, as and to the extent required by the Plan; provided, however, that Mesquite, SN Catarina, and SN Operating shall not be obligated to pursue any appeal from an order denying the 9019 Motion; provided further, however, that Mesquite, SN Catarina, and SN Operating shall diligently and in good faith defend an appeal from an order granting the 9019 Motion.  From and after the date hereof until the Effective Date, Mesquite shall keep Evolve reasonably apprised of the nature and substance of any communications with or from the Creditor

Representative regarding the matters set forth in this Agreement.  The 9019 Motion shall not be withdrawn once filed absent written agreement of all Parties.
(b)Catarina Midstream and Evolve hereby covenant and agree to reasonably cooperate with Mesquite to obtain the Approval Order.
(c)If the Bankruptcy Court indicates that amendments are required to this Agreement in order to receive the Approval Order, the Parties will use commercially reasonable efforts to amend this Agreement in accordance with such requirements and expeditiously resubmit any such amended Settlement Agreement for Bankruptcy Court approval; provided, however, that no Party is obligated to agree to any amendments required by the Bankruptcy Court, and each Party reserves the right to respond to any amendments required by the Bankruptcy Court consistent with its respective fiduciary duties.
2.2.2Public Announcements.  Each Party shall (a) consult with each other Party before issuing any press release or otherwise making any public statement (including any Form 8-K or other regulatory filing) with respect to the transactions contemplated by this Agreement, (b) provide to the other Parties for review a copy of any such press release or public statement and (c) not issue any such press release or make any such public statement prior to such consultation and review and the receipt of the prior consent of the other Parties; provided, however, that in the case of each of clauses (a) through (c), if any Party is required to issue such press release or make such public statement by laws or regulations applicable to such Party or its affiliates, regulations of any stock exchange applicable to such Party or its affiliates, or the Bankruptcy Court with respect to filings to be made with the Bankruptcy Court in connection with this Agreement, the Party required to issue the press release or make the public statement or filing shall, prior to issuing such press release or making such public statement or filing, use its commercially reasonable efforts to allow the other Parties reasonable time to review and comment on such release, statement or filing to the extent practicable and permitted by law but shall not be required to obtain any other Party’s consent or accept any such comments.
2.3Effective Date Agreements.
2.3.1Releases.  Within five days after the Effective Date, each Party will execute and deliver a release to each other Party in the form attached as Exhibit A (the “Releases”). The Releases will become effective upon Catarina Midstream’s receipt of the Cash Payment set forth in Section 2.3.2.
2.3.2Cash Payment.  Within five days after the Effective Date, and upon the mutual exchange of all Releases in accordance with Section 2.3.1, SN Catarina shall deliver $10,000,000.00 in cash, by wire transfer of immediately available funds, to an account or accounts designated by Catarina Midstream.
2.3.3Terra Assignment.  Within five days after the Effective Date, Evolve shall execute and deliver to Mesquite an assignment substantially in the form of Exhibit B, which assigns its claims against Terra Energy Partners, LLC, Benjamin “B.J.” Reynolds, Mark Mewshaw, and Wes Hobbs that are being litigated in the 11th Judicial District Court of Harris County, Texas, Cause No. 2016-18909, to Mesquite.

2.3.4Dismissal of Proceedings.  Within five days after the Effective Date, the Parties shall sign and submit stipulations of dismissal, or such other documents as may be required, to effectuate dismissal of the Arbitration and Adversary Proceeding with prejudice, and no Party shall object to any such dismissals.
2.4Other Agreements of All Parties.  Each of the Parties agrees to cooperate with each other Party and negotiate in good faith in connection with, and to exercise best efforts with respect to, the pursuit, approval of, and implementation of the Agreement and the covenants and agreements set forth herein.  Furthermore, subject to the terms hereof, each of the Parties agrees to take such action as may be reasonably necessary or reasonably requested by the other Parties to carry out the purposes and intent of this Agreement and shall refrain from taking any action that would frustrate the purposes and intent of this Agreement.
ARTICLE 3
Representations and Warranties
3.1Representations and Warranties of SN Catarina, Mesquite, and SN Operating.
3.1.1Each of SN Catarina, Mesquite, and SN Operating, solely with respect to itself, represents and warrants to each of the other Parties hereto that the following statements are true, correct, and complete as of the Execution Date and as of the Effective Date:
(a)Such Party is validly existing and in good standing under the laws of the state of its incorporation or organization, and has all requisite corporate, partnership, limited liability company, or similar authority to enter into this Agreement and carry out the agreements contemplated hereby and to perform its obligations contemplated hereunder.  The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder have been duly authorized by all necessary corporate, limited liability company, partnership, or other similar action on its part.
(b)The execution, delivery and performance by such Party of this Agreement will not, as of the Execution Date and Effective Date (i) violate any material provision of law, rule, or regulation applicable to it or its charter or bylaws (or other similar governing documents), or (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it is a party.
(c)The execution, delivery, and performance by such Party of this Agreement does not and will not require any material registration or filing with, consent or approval of, or notice to, or other action, with or by, any federal, state, or governmental authority or regulatory body.
(d)The sum of such Party’s assets, at fair value, exceeds the amount of such Party’s liabilities, and such Party has sufficient assets to pay its liabilities as they become due in the ordinary course.
(e)Such Party has not assigned or otherwise transferred any of the claims or causes of action released pursuant to this Agreement.

(f)This Agreement is the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms.
3.2Representations and Warranties of Catarina Midstream, Evolve, SP Holdings, and Evolve GP.
3.2.1Each of Catarina Midstream, Evolve, SP Holdings, and Evolve GP, solely with respect to itself, represents and warrants to each of the other Parties hereto that the following statements are true, correct, and complete as of the Execution Date and as of the Effective Date:
(a)Such Party is validly existing and in good standing under the laws of the state of its incorporation or organization, and has all requisite corporate, partnership, limited liability company, or similar authority to enter into this Agreement and carry out the agreements contemplated hereby and to perform its obligations contemplated hereunder.  The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder have been duly authorized by all necessary corporate, limited liability company, partnership, or other similar action on its part.
(b)The execution, delivery and performance by such Party of this Agreement will not, as of the Execution Date and Effective Date (i) violate any material provision of law, rule, or regulation applicable to it or its charter or bylaws (or other similar governing documents), or (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it is a party.
(c)The execution, delivery, and performance by such Party of this Agreement does not and will not require any material registration or filing with, consent or approval of, or notice to, or other action, with or by, any federal, state, or governmental authority or regulatory body.
(d)The sum of such Party’s assets, at fair value, exceeds the amount of such Party’s liabilities, and such Party has sufficient assets to pay its liabilities as they become due in the ordinary course.
(e)Such Party has not assigned or otherwise transferred any of the claims or causes of action released pursuant to this Agreement.
(f)This Agreement is the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms.
ARTICLE 4
ConDitions Precedent
4.1Conditions Precedent to the Effective Date.  The “Effective Date” will occur automatically and without further action by any Party on the date of the Approval Order, or on such other date as the Parties mutually agree in writing following an order of the Bankruptcy Court granting the 9019 Motion but before such order becomes final and non-appealable.

ARTICLE 5
Termination
5.1Termination. This Agreement may be terminated only in the following circumstances.
5.1.1By mutual written consent of all the Parties; or
5.1.2Termination Option. If, and only if,
(a)the Bankruptcy Court denies the 9019 Motion; or
(b)an appeal is taken from an order granting the 9019 Motion and such order is not affirmed and not re-entered by the Bankruptcy Court on remand; then any Party hereto may immediately terminate this Agreement upon written notice to the other Parties, provided that such terminating party nor any of its affiliates have materially breached this Agreement. Termination of this Agreement pursuant to Section 5.1.2 shall be without penalty or payment obligation, unless the terminating party or any of its affiliates have materially breached this Agreement.

ARTICLE 6
Miscellaneous
6.1Amendments and Waivers.  This Agreement may be amended only upon written consent of each Party.  Neither this Agreement nor any provisions hereof may be changed, waived, or discharged, nor may any consent to the departure from the terms hereof be given, orally (even if supported by new consideration), but only by an instrument in writing signed by each of the Parties to this Agreement.  Any waiver or consent so given shall be effective only in the specified instance and for the specific purpose for which given.
6.2Governing Law; Jurisdiction; Waiver of Jury Trial.
6.2.1This Agreement shall be construed and enforced in accordance with, and the rights of the Parties shall be governed by, the laws of the State of Texas, without giving effect to the conflict of laws principles thereof.  Each of the Parties irrevocably agrees that any legal action, suit, or proceeding arising out of or relating to this Agreement brought by any Party or its successors or assigns shall be brought and determined in the Bankruptcy Court, and each of the Parties hereby irrevocably submits to the jurisdiction of the Bankruptcy Court for itself and with respect to its property, generally and unconditionally, with regard to any such proceeding arising out of or relating to this Agreement.  Each of the Parties further agrees that notice as provided in section 6.10 shall constitute sufficient service of process, and the Parties further waive any argument that such service is insufficient.  Each of the Parties hereby irrevocably and unconditionally waives and agrees not to assert by way of motion or as a defense, counterclaim, or otherwise, in any legal action, suit, or proceeding arising out of or relating to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the Bankruptcy Court as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of the Bankruptcy Court, or from any legal process commenced in the Bankruptcy Court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), or (c) that (i) a proceeding in the Bankruptcy Court is brought in an inconvenient forum, (ii) the venue of such proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by the Bankruptcy Court, and each Party further consents to the entry of a final order by the Bankruptcy Court in the event that the Bankruptcy Court or another court of competent jurisdiction concludes that the Bankruptcy Court cannot or could not enter a final order or judgment consistent with Article III of the United States Constitution absent the consent of some or all of the Parties.
6.2.2Each Party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby (whether based on contract, tort or any other theory).
6.3Specific Performance/Remedies.  It is understood and agreed by the Parties that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (including an award of attorneys’ fees and costs) as a remedy for any such breach, without the necessity of proving the inadequacy of money damages as a remedy.  Each Party hereby waives any requirement for the security or posting of any bond in connection with such remedies.
6.4Survival.  Notwithstanding the termination of this Agreement pursuant to Article 5, (a) Article 1, sections 2.1, 2.2, 3.1, 3.2 and this Article 6 shall survive such termination and shall continue in full force and effect in accordance with the terms hereof and (b) any liability of a Party for failure to comply with the terms of this Agreement shall survive such termination.
6.5Successors and Assigns; Severability. Neither this Agreement nor any of the rights and obligations hereunder may be assigned or transferred by any Party (whether by operation of law or otherwise) without the prior written consent of each other Party.  Any attempted assignment in violation of this section shall be void.  This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, permitted assigns, heirs, executors, administrators, and representatives.  If any provision of this Agreement, or the application of any such provision to any person or entity or circumstance, shall be held invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision hereof and this Agreement shall continue in full force and effect.  Upon any such determination of invalidity, the Parties shall negotiate in good faith to modify this Agreement so as to effectuate the original intent of the Parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
6.6Several, Not Joint, Obligations.  Except as otherwise expressly stated in this Agreement, the agreements, representations, and obligations of the Parties pursuant to this Agreement are, in all respects, several and not joint or joint and several.

6.7Relationship Among Parties.  This Agreement shall be solely for the benefit of the Parties, and no other person or entity shall be a third-party beneficiary hereof.
6.8Prior Negotiations; Entire Agreement.  This Agreement, including all Exhibits, constitutes the entire agreement and understanding of the Parties and supersedes all other prior negotiations, agreements, or understandings, in each case with respect to the subject matter hereof.
6.9Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same agreement.  Execution copies of this Agreement delivered by facsimile or PDF shall be deemed originals for the purposes of this paragraph.
6.10Notices.  All notices hereunder shall be deemed given if in writing and delivered if sent by electronic mail, courier, or by registered or certified mail (return receipt requested) to the following addresses:
6.10.1If to SN Catarina, Mesquite, or SN Operating, to:

Mesquite Energy, Inc.

700 Milam Street

Suite 600

Houston, Texas 77002

Attention: Gregory Kopel

Email: gkopel@mesquite-energy.com

With a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

Attention: Marshall R. King

Email: mking@gibsondunn.com

6.10.2If to Catarina Midstream, Evolve, or Evolve GP, to:

Catarina Midstream, LLC

c/o Evolve Transition Infrastructure LP

1360 Post Oak Blvd, Suite 2400

Houston, TX 77056

Attn: Chief Financial Officer

Email: cward@evolvetransition.com

With a copy (which shall not constitute notice) to:

Hunton Andrews Kurth LLP

600 Travis Street, Suite 4200

Houston, Texas 77002

Attention: M. Kaylan Dunn and Phil Haines

Email: kaylandunn@huntonak.com and phaines@huntonak.com

and

Susman Godfrey LLP

1000 Louisiana, Suite 5100

Houston, TX 77002

Attention: Neal Manne and Rob Safi

Email: nmanne@susmangodfrey.com and rsafi@susmangodfrey.com

6.10.3If to SP Holdings, to:

Stonepeak Catarina Holdings LLC

600 Travis Street, Suite 6550

Houston, Texas 77002

Attention: Claire Campbell

Email: campbell@stonepeak.com

6.11Settlement Discussions.  This Agreement is part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties.  Pursuant to Rule 408 of the Federal Rules of Evidence, any applicable state rules of evidence, and any other applicable law, foreign or domestic, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding among the Parties other than a proceeding to enforce its terms.
6.12Limitation on Liability.  Notwithstanding anything to the contrary contained in this Agreement, no Party shall be liable to any other Party or its affiliates, whether in contract, tort (including negligence and strict liability), or otherwise at law or in equity for any consequential, special, or punitive damages for any act or failure to act under any provision of this Agreement, even if advised of the possibility thereof.
6.13Expenses.  The parties shall each bear their own costs and expenses in connection with this Agreement and with respect to the resolved litigation unless the Releases do not become effective, in which case each party shall bear its own costs with respect to this Agreement but shall not be precluded from seeking fees and costs in connection with the Arbitration or Adversary Proceeding.

[Signature pages follow]

MESQUITE ENERGY, INC.

By:/s/ Cameron W. George
Name: Cameron W. George

Title: Chief Executive Officer

SN CATARINA, LLC

By:/s/ Cameron W. George

Name: Cameron W. George

Title: Chief Executive Officer

SN OPERATING, LLC

By:/s/ Cameron W. George
Name: Cameron W. George

Title: Chief Executive Officer

[Signature Page to Settlement Agreement]

EVOLVE TRANSITION INFRASTRUCTURE GP LLC

By: /s/ Charles C. Ward

Name: Charles Ward

Title: Chief Financial Officer and Secretary

EVOLVE TRANSITION INFRASTRUCTURE LP

By: Evolve Transition Infrastructure GP LLC,
its general partner

By: /s/ Charles C. Ward

Name: Charles Ward

Title: Chief Financial Officer and Secretary

CATARINA MIDSTREAM, LLC

By: Evolve Transition Infrastructure LP,

its sole member

By: Evolve Transition Infrastructure GP LLC,
its general partner

By: /s/ Charles C. Ward

Name: Charles Ward

Title: Chief Financial Officer and Secretary

[Signature Page to Settlement Agreement]

SP HOLDINGS, LLC
By:	Stonepeak Catarina Holdings, LLC, its sole member

By:	Stonepeak Texas Midstream Holdco LLC, its managing member

By:	Stonepeak Catarina Upper Holdings, LLC its managing member

By:	Stonepeak Infrastructure Fund (Orion AIV) LP, its managing member

By:	Stonepeak Associates LLC, its general partner

By:	Stonepeak GP Holdings LP, its sole member

By:	Stonepeak GP Investors LLC, its general partner

By:	Stonepeak GP Investors Manager LLC, its managing member

By:	/s/ Jack Howell
Name: Jack Howell
Title: Senior Managing Director

[Signature Page to Settlement Agreement]

Exhibit A

Form of Releases

Exhibit A - 1

mutual RELEASE AGREEMENT

This Mutual Release Agreement is made and entered into as of May [__], 2022 by and among (a) Mesquite Energy, Inc. (formerly known as Sanchez Energy Corporation) (“Mesquite”), (b) SN Catarina, LLC (“SN Catarina”), (c) SN Operating LLC (“SN Operating,” and together with Mesquite and SN Catarina (the “Mesquite Parties”), (d) Evolve Transition Infrastructure LP (formerly known as Sanchez Midstream Partners, LP) (“Evolve”), (e) Catarina Midstream, LLC (“Catarina Midstream”), (f) Evolve Transition Infrastructure GP LLC (“Evolve GP”), and (g) SP Holdings, LLC (“SP Holdings,” and together with Evolve, Catarina Midstream, and Evolve GP, the “Evolve Parties”).  Each of the Mesquite Parties and the Evolve Parties may be referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

In consideration of the representations, warranties, covenants, releases, and other agreements contained herein and in the Settlement Agreement entered into by the Parties on May 27, 2022 (the “Settlement Agreement”), and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Mesquite Parties’ Releases.  Each of the Mesquite Parties, on behalf of themselves and each of their respective current and former officers, directors, managers, principals, members, shareholders, partners, investors, employees, subsidiaries,1 affiliates, divisions, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, other professionals, estates, predecessors, successors and assigns, in each case, solely in their capacity as such, does hereby fully, finally, completely, and absolutely RELEASE, ACQUIT, and FOREVER DISCHARGE the Evolve Parties and each of their respective current and former officers, directors, managers, principals, members, shareholders, partners, investors, employees, subsidiaries, affiliates, divisions, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, other professionals, estates, predecessors, successors and assigns, in each case, solely in their capacity as such (collectively, the “Evolve Releasees”), of and from any and all actions, causes of action, as that term is generally understood, Causes of Action, as that term is defined in the Second Amended Joint Chapter 11 Plan of Reorganization of Sanchez Energy Corporation and its Debtor Affiliates, dated as of April 30, 2020 [DKT. #1205], as amended or modified from time to time (the “Plan”), suits, debts, dues, sums of money, accounts, reckonings, contracts, damages, judgments, claims, and demands whatsoever, in law or equity, known or unknown, asserted or unasserted, including, but not limited to claims that were or could have been asserted in (a) the adversary proceeding commenced in the Bankruptcy Cases by Mesquite and SN Catarina against Evolve and Catarina Midstream, Adversary Proceeding No. 21-03931 (MI) (the “Adversary Proceeding”) or (b) the arbitration initiated by Catarina Midstream against SN Catarina on August 30, 2021, pursuant to the International Institute For Conflict Prevention & Resolution Non-Administered Arbitrations Rules, including all claims and counterclaims asserted therein (the “Arbitration”), which the Mesquite Parties ever had, now have, or hereafter can, shall, or may have, against any of the Evolve Releasees for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of the world through the Execution Date, as defined in the Settlement Agreement; provided, however,

1 For the avoidance of doubt, the Mesquite Parties’ Releases include releases on behalf of all Mesquite subsidiaries, including, but not limited to SN Palmetto, LLC; SN Marquis, LLC; SN Cotulla Assets, LLC; SN TMS, LLC; Rockin L Ranch Company, LLC; SN EF Maverick, LLC; SN Payables, LLC; and SN UR Holdings, LLC.

Exhibit A - 2

that nothing in this paragraph shall be deemed to release (i) any claims, defenses, or causes of action that have been or could be asserted against Carnero G&P, LLC (“Carnero”), (ii) any claims, defenses, or causes of action arising from pipeline operations or incidents occurring or discovered on or after the Execution Date, or (iii) claims against Antonio R. Sanchez, Jr., Antonio R. Sanchez, III, Patricio Sanchez, Eduardo Sanchez, Gerald Willinger, or Sanchez Oil & Gas Corp. solely in their capacity as former officers, directors, agents, employees, service providers, or advisors of the Debtors, as defined in the Plan, including such claims currently being tolled pursuant to (x) the Tolling Agreement dated as of August 8, 2021 by and between Mesquite, Antonio R. Sanchez, III, Gerald Willinger, Sanchez Oil & Gas Corp., Antonio R. Sanchez, Jr., Patricio Sanchez, and Eduardo Sanchez, or (y) the Tolling Agreement dated as of August 8, 2021 by and between Mesquite, Antonio R. Sanchez, Jr., Patricio Sanchez, and Eduardo Sanchez, in each case, as such agreement has been amended; for the avoidance doubt, the carveout in this subsection (iii) is not intended to preserve any claims against Antonio R. Sanchez, Jr., Antonio R. Sanchez, III, Patricio Sanchez, Eduardo Sanchez, or Gerald Willinger in their capacity as former officers, directors, agent, employees, service providers or advisors of the Evolve Parties. For the avoidance of doubt, nothing in this paragraph shall be deemed to release any claims, rights, or obligations that arise or exist from or after the Execution Date, as defined in the Settlement Agreement, including any such claims, rights, obligations arising under (a) the Amended and Restated Firm Gathering and Processing Agreement entered into by SN Catarina and Catarina Midstream on May 27, 2022 (the “Restated Gathering Agreement”), (b) the Gas Lift Agreement entered into by SN Catarina and Catarina Midstream on April 16, 2021 (the “Gas Lift Agreement”), (c) the Settlement Agreement, (d) the letter agreement entered into by SN Catarina and Catarina Midstream on May 27, 2022 concerning access to Catarina field office and allocation of shared costs (the “Field Office Agreement”), or (e) with respect to SN UR Holdings, LLC, in its capacity as Limited Partner of Evolve, that certain Third Amended and Restated Agreement of Limited Partnership of Evolve (as the same may be amended or supplemented, from time to time) or any applicable state or federal securities laws.

Evolve Parties’ Releases.  Each of the Evolve Parties, on behalf of themselves and each of their respective current and former officers, directors, managers, principals, members, shareholders, partners, investors, employees, subsidiaries, affiliates, divisions, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, other professionals, estates, predecessors, successors and assigns, in each case, solely in their capacity as such, does hereby fully, finally, completely, and absolutely RELEASE, ACQUIT, and FOREVER DISCHARGE the Mesquite Parties and each of their respective current and former officers, directors, managers, principals, members, shareholders, partners, investors, employees, subsidiaries, affiliates, divisions, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, other professionals, estates, predecessors, successors and assigns, in each case, solely in their capacity as such (collectively, the “Mesquite Releasees”), of and from any and all actions, causes of action, as that term is generally understood, Causes of Action, as that term is defined in the Plan, suits, debts, dues, sums of money, accounts, reckonings, contracts, damages, judgments, claims, and demands whatsoever, in law or equity, known or unknown, asserted or unasserted, including, but not limited to claims that were or could have been asserted in (a) the Adversary Proceeding or (b) the Arbitration, which the Evolve Parties ever had, now have, or hereafter can, shall, or may have, against any of the Mesquite Releasees for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of the world through the Execution Date, as defined in the

Exhibit A - 3

Settlement Agreement; provided, however, that nothing in this paragraph shall be deemed to release (i) any claims, defenses, or causes of action that have been or could be asserted by Carnero, or (ii) any claims, defenses, or causes of action arising from pipeline operations or incidents occurring or discovered on or after the Execution Date. For the avoidance of doubt, nothing in this paragraph shall be deemed to release any claims, rights, or obligations that arise or exist from or after the Execution Date, as defined in the Settlement Agreement, including any such claims, rights, obligations arising under (a) the Restated Gathering Agreement, (b) the Gas Lift Agreement, (c) the Settlement Agreement, (d) the Field Office Agreement, or (e) with respect to SN UR Holdings, LLC, in its capacity as Limited Partner of Evolve, that certain Third Amended and Restated Agreement of Limited Partnership of Evolve (as the same may be amended or supplemented, from time to time) or any applicable state or federal securities laws.

[Signature pages follow]

Exhibit A - 4

MESQUITE ENERGY, INC.

By:
Name: Cameron W. George

Title: Chief Executive Officer

SN CATARINA, LLC

By:
Name: Cameron W. George

Title: Chief Executive Officer

SN OPERATING, LLC

By:
Name: Cameron W. George

Title: Chief Executive Officer

Exhibit A - 5

EVOLVE TRANSITION INFRASTRUCTURE GP LLC

By:

Name: Charles Ward

Title: Chief Financial Officer and Secretary

EVOLVE TRANSITION INFRASTRUCTURE LP

By: Evolve Transition Infrastructure GP LLC,
its general partner

By:

Name: Charles Ward

Title: Chief Financial Officer and Secretary

CATARINA MIDSTREAM, LLC

By: Evolve Transition Infrastructure LP,

its sole member

By: Evolve Transition Infrastructure GP LLC,
its general partner

By:

Name: Charles Ward

Title: Chief Financial Officer and Secretary

Exhibit A - 6

SP HOLDINGS, LLC
By:	Stonepeak Catarina Holdings, LLC, its sole member

By:	Stonepeak Texas Midstream Holdco LLC, its managing member

By:	Stonepeak Catarina Upper Holdings, LLC its managing member

By:	Stonepeak Infrastructure Fund (Orion AIV) LP, its managing member

By:	Stonepeak Associates LLC, its general partner

By:	Stonepeak GP Holdings LP, its sole member

By:	Stonepeak GP Investors LLC, its general partner

By:	Stonepeak GP Investors Manager LLC, its managing member

By:
Name: Jack Howell
Title: Senior Managing Director

Exhibit A - 7

Exhibit B

Form of Terra Assignment

Exhibit B - 1

Assignment Agreement

This Assignment Agreement (“Agreement”) dated as of the date set forth on the signature page hereof, is made by and between EVOLVE TRANSITION INFRASTRUCTURE, LP (formerly known as Sanchez Production Partners LP and Sanchez Midstream Partners, LP), a limited partnership organized under the laws of the State of Delaware (the “Assignor”), on the one hand, and MESQUITE ENERGY, INC. (formerly known as Sanchez Energy Corporation), a corporation organized under the laws of the State of Delaware (the “Assignee”), on the other hand.

As used herein, “Adverse Party” means each of Terra Energy Partners LLC, Benjamin “B.J.” Reynolds, Mark Mewshaw, and Wes Hobbs, together with their respective successors and assigns and any other Person added or joined to the Claim from time to time as a defendant or indemnitor or against whom proceedings are asserted or threatened even if such Person is not named or served, and in each case their respective Affiliates and successors.

As used herein, “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  For this purpose, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, and “Controlling” and “Controlled” have meanings correlative thereto.

As used herein, the “Claim” means: the action styled Sanchez Oil & Gas Corp., et al. v. Terra Energy Partners LLC, et al., Cause No. 2016-18909 (Dist. Ct., Harris County, Texas, 11th Jud’l Dist.) and any claims of the Assignor arising out of or related to the conduct alleged in such action.  The Claim also includes any variations or expansions of the above claims by the addition of any claims and/or parties from time to time, as well as the following: (i) any and all related pre- and post-trial proceedings, processes or appeals (or pre- and post-hearing proceedings, processes or appeals, where applicable) in or in connection with such claim(s), including the pursuit of costs or post-judgment or post-arbitral award remedies; (ii) all proceedings seeking to appeal, challenge, confirm, enforce, modify, correct, vacate or annul a judgment or award, as well as proceedings on remand or retrial or rehearing; (iii) all ancillary, parallel or alternative dispute resolution proceedings and processes arising out of or related to the acts or occurrences alleged in such claim(s) (including conciliation or mediation or court filings seeking discovery for or filed in aid of a contemplated or pending arbitration); (iv) re-filings or parallel filings of such claim(s), and any other legal, diplomatic or administrative proceedings or processes founded on the same or related underlying facts giving rise to or forming a basis for such claim(s); (v) ancillary or enforcement proceedings related to the facts or claims alleged from time to time or that could have been alleged in such claim(s) at any time; (vi) all arrangements, settlements, negotiations, or compromises made with any adverse party having the effect of resolving any of the claims against any adverse party that are or could be or could have been brought in such claim(s); and (vii) all rights to collect any damages or awards or otherwise exercise remedies in connection with any of the foregoing.

Exhibit B - 2

As used herein, “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership or other entity or governmental authority.

As used herein, “Transferred Rights and Liabilities” means all of the Assignor’s right, title and interest in, to and under and all liabilities of any kind whatsoever resulting from, arising out of or relating to the Claim, including any and all other rights of the Assignor with respect to any of the foregoing and any other rights, benefits, or liabilities of any kind which may now exist or come into existence with respect to any of the foregoing, including, but not limited to, the following:

(a)	any and all gross, pre-tax monetary awards, damages, recoveries, judgments or other property or value awarded to or recovered by or on behalf of (or reduced to a debt owed to) the Assignor on account or as a result or by virtue (directly or indirectly) of the Claim, whether pursuant to any settlement of the Claim or any collection and enforcement efforts with respect to the Claim, whether by negotiation, arbitration, mediation, diplomatic efforts, lawsuit, or otherwise; and includes all of the Assignor’s legal and/or equitable rights, title and interest in and/or to any of the foregoing, whether in the nature of ownership, lien, security interest or otherwise; and (ii) any consequential, rescissionary, statutory, exemplary, or punitive damages, pre-judgment interest (including damages comparable to pre-judgment interest), post-judgment interest, penalties, and attorneys’ fees and other fees and costs awarded or recovered on account thereof; all of the foregoing constitute Transferred Rights and Liabilities in any form, including cash, real estate, negotiable instruments, intellectual or intangible property, choses in action, contract rights, membership rights, subrogation rights, annuities, claims, refunds, and any other rights to payment of cash and/or transfer(s) of things of value or other property (including property substituted therefor), whether delivered or to be delivered in a lump sum or in installments, and from any and all sources;
(b)	any and all actions, claims, suits, causes of action, proceedings, controversies, liabilities, obligations, rights, damages, demands, sums of money owed, or claims for relief of whatever kind or nature, whether known or unknown, suspected or unsuspected, anticipated or unanticipated, reduced to judgment, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, secured or unsecured, assertable directly or derivatively, existing or hereafter arising, in law, equity, or otherwise, against one or more of the Adverse Parties and any of their Affiliates and representatives that in any way are based upon, arise out of or are related to the Claim;
(c)	all proceeds of the foregoing (no matter the form of such proceeds); and
(d)	all liabilities, debts, adverse claims, adverse judgements and obligations of Assignor, including those arising under any law (including the common law) or any rule or regulation of any governmental entity or imposed by any court or any arbitrator in a binding arbitration resulting from, arising out of or relating to the Claim.

In return for good and valuable consideration, including the resolution of disputes between the Assignor and Assignee unrelated to the Claim, the Assignor hereby unconditionally and

Exhibit B - 3

irrevocably assigns to the Assignee all of its right, title and interest in and to the Transferred Rights and Liabilities and Assignee hereby unconditionally and irrevocably accepts the assignment of such Transferred Rights and Liabilities (the “Assignment”).  The Assignment shall be deemed an absolute and unconditional assignment by Assignor and assumption by Assignee of the Transferred Rights and Liabilities, and each and every right relating to the Transferred Rights and Liabilities (economic and otherwise), including the right to collect, enforce, settle, compromise, offer to settle, offer to compromise and satisfy the Transferred Rights and Liabilities.

Pursuant to the Assignment, the Assignor retains neither a duty nor a right to seek payment or obligation to make any payment (or otherwise), in each case, in respect of the Transferred Rights and Liabilities.  The Assignee shall bear full responsibility for all collection activities, performance activities and payment activities with respect to the Transferred Rights and Liabilities.

Assignee shall protect, indemnify, hold harmless and defend assignor against any claims, suits, causes of action, proceedings, controversies, liabilities, obligations, DEBTS, rights, damages, demands, sums of money owed, or claims for relief of whatever kind or nature, whether known or unknown, suspected or unsuspected, anticipated or unanticipated, reduced to judgment, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, secured or unsecured, assertable directly or derivatively, existing or hereafter arising, in law, equity, or otherwise, RESULTING FROM, arising out of or related to the CLAIM AND TRANSFERRED ASSETS AND LIABILITIES.

The Assignor shall reasonably cooperate with the Assignee in all matters pertaining to collecting and enforcing the Transferred Rights and Liabilities, provided that such cooperation shall be at the sole expense of the Assignee.

The Assignor and Assignee each agrees to execute, acknowledge and deliver all such further certificates, instruments and other documents, and take all such further action as may be reasonably necessary or appropriate to effect the Assignment and allow the Assignee to secure all actual and potential benefits and assume all actual and potential liabilities of the Assignment.

Neither this Agreement nor the Assignment can be waived or modified in any manner except by a written agreement signed by the Assignor and the Assignee.

This Agreement shall be effective as of the date of execution hereof and shall continue in full force and effect indefinitely.

This Agreement shall be construed in accordance with, and this Agreement and  all matters arising out of or relating in any way whatsoever to this Agreement (whether in contract, tort or otherwise) shall be governed by, the law of the State of Texas (without reference to any choice of

Exhibit B - 4

law doctrine that would have the effect of causing this Agreement to be construed in accordance with or governed by the law of any other jurisdiction).

EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY ACKNOWLEDGES THAT (A) IT HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND (B) IT MAKES THIS WAIVER KNOWINGLY AND VOLUNTARILY.

This Agreement may be executed in counterparts, each of which is deemed an original, but all of which constitutes one and the same agreement.  Delivery of an executed counterpart of this Agreement electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Agreement.

[Signature page follows]

Exhibit B - 5

IN WITNESS WHEREOF, the parties have executed this Assignment Agreement as of May [__], 2022.

Assignor: EVOLVE TRANSITION INFRASTRUCTURE LP By: Evolve Transition Infrastructure GP LLC, its general partner By: Name: Charles Ward Title: Chief Financial Officer and Secretary
Assignee: MESQUITE ENERGY, INC. By: Name: Cameron W. George Title: Chief Executive Officer

Exhibit B - 6